Exhibit j.2
January 31, 2011
State Street Bank and Trust Company
1200 Crown Colony Drive
Crown Colony Office Park
Quincy, MA 02169
Attention: Matt Malkasian, Senior Vice President
     Re: Termination of Fund
Ladies and Gentlemen:
The undersigned, pursuant to his authority under the Master Custodian Agreement dated as of September 11, 2009 by and among each management investment company identified on Appendix A thereto and State Street Bank and Trust Company (the “Custodian”) (as amended, modified or supplemented from time to time, the “Agreement”), hereby advises you that on or about January 31, 2011, Calamos Investment Trust (the “Fund”) shall terminate the following series of shares (the “Portfolio”) from the Agreement.
     Calamos Multi-Fund Blend
Accordingly, the revised Appendix A attached hereto shall supersede any previous Appendix A to the Agreement. Please refer to Appendix A as being the comprehensive list of all funds covered by the Agreement.
Further, the Fund has provided you as Custodian under the Agreement with written instructions to transfer any assets of such Portfolio, if applicable.
Please indicate below your acknowledgment of such termination and of your agreement to waive any notice requirement under the Agreement.

Very truly yours,

CALAMOS INVESTMENT TRUST

By:	/s/ Nimish S. Bhatt

Name:	Nimish S. Bhatt
Title:	Senior Vice President, Director of Operations
Acknowledged this 31st day of January, 2011
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A
TO
MASTER CUSTODIAN AGREEMENT
Management Investment Companies Registered with the SEC and Portfolios thereof, If Any

Calamos Advisors Trust

Calamos Growth and Income Portfolio	36-7271106

Calamos Investment Trust

Calamos Blue Chip Fund	41-2111185
Calamos Convertible Fund	36-3316238
Calamos Evolving World Growth Fund	26-2192228
Calamos Global Equity Fund	20-8166626
Calamos Global Growth and Income Fund	36-4088206
Calamos Growth Fund	36-3723359
Calamos Growth and Income Fund	36-3575418
Calamos High Yield Fund	36-4307069
Calamos International Growth Fund	20-2395043
Calamos Market Neutral Income Fund	36-3723358
Calamos Total Return Bond Fund	20-8872705
Calamos Value Fund	22-3848966
Calamos Discovery Growth Fund	27-1664798

Calamos Convertible Opportunities and Income Fund	03-0426532

Calamos Convertible and High Income Fund	02-0683363

Calamos Strategic Total Return Fund	04-3785941

Calamos Global Total Return Fund	20-3377281

Calamos Global Dynamic Income Fund	20-8819776